Exhibit 10

TELLABS, INC.

Form of Executive Performance Stock Units Statement for:

[EMPLOYEE NAME]

Congratulations, you were granted an Executive Performance Stock Units (PSU) Award on                      by the Compensation Committee of Tellabs, Inc.’s (the “Company”) Board of Directors. The following summarizes your PSU Award:

PERFORMANCE STOCK UNITS AWARD

PSUs Awarded:	(subject to the vesting and payout terms provided for in the Terms of the Performance Stock Units Agreement)

PERFORMANCE TARGETS/PAYOUT/VESTING:

Performance Targets:	Cumulative operating earnings and revenue, as detailed in the Terms of the Performance Stock Units Agreement attached to this PSU Statement.

Payout Range:	Up to shares of Tellabs common stock may be earned for each PSU based upon levels of cumulative operating earnings and revenue achieved, as detailed in the Terms of the Performance Stock Units Agreement attached to this PSU Statement.

Vesting Date:	Except in limited circumstances, earned shares will only vest and be issued to you if you are continually employed by the Company or its subsidiaries through the vesting date of .

This PSU Award is issued under the Tellabs, Inc. 2004 Incentive Compensation Plan (“Plan”) in consideration of you remaining an employee of the Company and/or one of its subsidiaries. If you accept the terms of this PSU Award, you consent to be bound by all of the terms and conditions of this PSU Award Statement, which includes the accompanying Terms of the                      Performance Stock Units Award Agreement, and the Plan. You also acknowledge that you have been given access to the summary description of the Plan and a copy of the Plan.

To the extent not otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Plan.

This Award Statement, including the accompanying Terms of the                      Performance Stock Units Award Agreement, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

TELLABS, INC.

Form of Terms of the                      Performance Stock Units Award Agreement

Type of Award:

Performance Stock Units (“PSUs”), representing an opportunity to earn shares of common stock of Tellabs, Inc. (the “Company” or “Tellabs”).

The number of shares, if any, earned with respect to the PSUs will depend upon the Company’s financial results during the                      fiscal year(s) as compared to the Performance Targets described below, and, except as provided below, your right to receive any shares earned will depend on your continued employment through                      (the “vesting date”).

Performance Targets:

The performance targets will be achieved if the Company’s cumulative                      operating earnings exceeds a minimum of                      or the Company’s                      total revenue exceeds a minimum of                     , respectively (“Performance Targets”).

“Operating earnings” and “revenue” for the measurement period and the resulting cumulative                      operating earnings and                      revenue shall be the amounts certified by the Company’s Compensation Committee based upon the Company’s published financial results for                      determined on a GAAP basis, with operating earnings adjusted to exclude the effects of (a) purchased intangible asset amortization, (b) acquisition-related charges (such as in-process R&D, amortization of deferred compensation, closing costs), (c) stock-based compensation award expenses under SFAS 123R, and (d) restructuring charges and asset impairment charges. The cumulative amounts as certified are referred to below as “                      Operating earnings” and “                     Revenue,” respectively.

Shares Earned:	The number of shares of Tellabs stock earned with respect to each PSU granted is determined based on the levels of cumulative Operating earnings and Revenue achieved, and the weighting factor and payout rate set forth in the following table (with straightline extrapolation between performance levels):

PERFORMANCE ($M)
	WEIGHTING	MINIMUM	PLAN	MODEL	MAXIMUM
__________ Operating earnings	%	___	___	___	___

__________ Revenue	%	___	___	___	___

Payout Rate		___	___	___	___

The “payout rate” reflects the number of shares earned per PSU as a result of the corresponding financial performance achieved, adjusted to reflect the applicable weighting factor. The maximum payout rate is , or shares per PSU.

Issuance of Shares:	Shares of Tellabs stock will be issued to you on or as soon as practicable after the vesting date based upon the payout rate for each PSU earned.

Effect of Termination of Employment and Change in Control:

Except as provided below, all PSUs held by you will be forfeited and/or cancelled and no shares of Company stock will be issued with respect thereto if prior to the                      vesting date, you cease to be an employee of the Company and/or one of its subsidiaries.

In the event of termination of your employment due to death, disability or involuntary termination by the Company without cause prior to                     , a prorated portion of your PSUs will not be forfeited and cancelled, but instead will remain outstanding through the vesting date. To the extent that shares are issued with respect to the PSUs (based on the Performance Targets), you or your beneficiaries will receive a pro rated number of the shares otherwise issuable to you. The prorated amount of shares issuable to you or your beneficiaries will be the product of the total number of shares you would have otherwise received had you been employed through the                      vesting date multiplied by a fraction (not greater than one), the numerator of which is the number of full months of employment you completed from                      through the date of termination of employment and the denominator of which is                     .

Your employment will be deemed to have been terminated for “cause” in the event the Compensation Committee determines that the termination was due to your willful failure to perform your duties after written notice and chance to cure, your gross negligence or willful misconduct with respect to your duties, your knowing violation of a material requirement of the Company’s Integrity Policy, code of conduct, the Sarbanes-Oxley Act of 2002 or other material provision of securities law or your conviction for a felony or crime involving moral turpitude, dishonesty, fraud, theft or similar acts.

In the event of a Change of Control prior to                     , all outstanding PSUs will be vested at a payout rate of                      shares for each PSU or, if greater, the payout rate determined by the Compensation Committee based on the Committee’s assessment of the Company’s financial performance as of the Change of Control taking into account the Performance Targets as of such Change of Control, but in no event greater than the maximum payout rate.

No Voting or Dividend Rights; Adjustments:

Since PSUs do not represent actual shares, you do not have any voting rights or dividend rights under the PSUs.

The number of PSUs and/or number of shares of stock issuable with respect to a PSU shall be adjusted in the event, of a stock dividend, split or other corporate event as more fully set forth in the Plan.

Tax Considerations:	Refer to accompanying Summary of Tax Considerations.

Transferability:	No PSUs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.

TELLABS, INC.

Summary of Tax Considerations

Relating to Executive Performance Stock Units Awards under the Plan

Set forth below is a summary of certain tax consequences relating to the Executive Performance Stock Units Awards under the Tellabs, Inc. 2004 Incentive Compensation Plan, as amended. This discussion does not purport to be complete and does not cover, among other things, state, provincial and local tax treatment, and should not be considered tax advice by the Company. This summary is provided merely to inform you of certain potential tax consequences. The taxes applicable to you may vary depending on your personal situation, and the Company strongly recommends that you consult with your own tax advisors regarding the actual tax consequences to you.

UNITED STATES

Federal Income Tax Considerations: No income is recognized upon receipt of an award of PSUs. At the time the PSUs are earned and shares are issued, income equal to the then fair market value of stock plus cash received is recognized. The capital gain or loss holding period for any stock begins when ordinary income is recognized. Any subsequent capital gain or loss is measured by the difference between the fair market value of the stock upon which the ordinary income recognized was based and the amount received upon sale or exchange of the shares.

Tax Withholding: Any income or other tax withholding which applies at the time shares are issued will be satisfied by the Company withholding from the shares of stock issuable, a number of shares of Stock then having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law.